   As filed with the Securities and Exchange Commission on November 16, 1995

                                                       REGISTRATION NO. 33-_____

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             ______________________

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ______________________

                              SYMANTEC CORPORATION
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                      77-0181864
   (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                       Identification No.)
                             ______________________

                               10201 TORRE AVENUE
                          CUPERTINO, CALIFORNIA  95014
                                 (408) 253-9600
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices )
                              ____________________

                                DEREK WITTE, ESQ.
                              SYMANTEC CORPORATION
                               10201 TORRE AVENUE
                          CUPERTINO, CALIFORNIA  95014
                                 (408) 253-9600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________

                                   Copies to:
                            Jacqueline A. Daunt, Esq.
                              C. Kevin Kelso, Esq.
                           Elizabeth A. Lawrence, Esq.
                                 Fenwick & West
                         Two Palo Alto Square, Suite 800
                          Palo Alto, California  94306
                              ____________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              _____________________

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF         AMOUNT TO BE      PROPOSED MAXIMUM               PROPOSED MAXIMUM                AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED (1)    OFFERING PRICE PERSHARE (2)    AGGREGATE OFFERING PRICE (2)    REGISTRATION FEE (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value     14,363,106              $24.59                       $353,188,801                   $36,790(4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) Based upon sum of the number of shares of the common stock of Delrina Corporation ("Delrina Common Shares") outstanding on October 17, 1995 plus the number of Delrina Common Shares subject to outstanding options and purchase rights exercisable on or before November 30, 1995, multiplied by 0.61, the exchange ratio in the combination of Delrina Corporation and the Registrant.
(2) Calculated pursuant to Rule 457(c), based upon the average of the high and low prices of Delrina Common Shares reported on the Nasdaq National Market as of October 17, 1995, divided by 0.61.
(3) In accordance with Rule 457(b), registration fee reduced by $85,000, which was the fee paid by the Registrant to the Securities and Exchange Commission with respect to the Joint Management Information Circular and Proxy Statement filed on August 18, 1995 with respect to this transaction.
(4) Fee previously paid upon filing of Registration Statement on Form S-3 on October 18, 1995.

                              ____________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   PROSPECTUS
------------------------------------------------------------

                               14,363,106 Shares

                              SYMANTEC CORPORATION

                                  Common Stock

                             ---------------------

    EACH SHARE OF COMMON STOCK OF SYMANTEC CORPORATION, A DELAWARE CORPORATION ("SYMANTEC" OR THE "COMPANY"), OFFERED HEREBY IS ISSUABLE UPON EXCHANGE OF AN EXCHANGEABLE SHARE (AN "EXCHANGEABLE SHARE") OF DELRINA CORPORATION, AN ONTARIO CORPORATION ("DELRINA"), ISSUED BY DELRINA FOR DELRINA COMMON SHARES IN CONNECTION WITH THE COMBINATION OF SYMANTEC AND DELRINA. SUCH SHARES ARE BEING OFFERED ON A CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), DURING THE PERIOD OF TIME THAT THE REGISTRATION STATEMENT TO WHICH THIS PROSPECTUS RELATES IS KEPT EFFECTIVE. SYMANTEC WILL OFFER SHARES OF SYMANTEC COMMON STOCK IN EXCHANGE FOR EXCHANGEABLE SHARES FROM TIME TO TIME. UPON SUCH EXCHANGE, HOLDERS OF EXCHANGEABLE SHARES WILL BE ENTITLED TO RECEIVE FOR EACH EXCHANGEABLE SHARE ONE SHARE OF SYMANTEC COMMON STOCK, PLUS AN ADDITIONAL AMOUNT EQUIVALENT TO THE FULL AMOUNT OF ALL DECLARED AND UNPAID DIVIDENDS ON SUCH EXCHANGEABLE SHARE. SEE "PLAN OF DISTRIBUTION." ALL EXPENSES OF REGISTRATION INCURRED IN CONNECTION WITH THIS OFFERING ARE BEING BORNE BY SYMANTEC. SYMANTEC WILL RECEIVE THE EXCHANGEABLE SHARES EXCHANGED FOR THE SHARES OF COMMON STOCK OFFERED HEREBY. THE COMPANY'S COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "SYMC." ON OCTOBER 17, 1995, THE CLOSING PRICE OF THE COMPANY'S COMMON STOCK WAS $25 PER SHARE.

                            ------------------------

   SEE "RISK FACTORS" BEGINNING AT PAGE 3 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON
                             STOCK OFFERED HEREBY.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES
            COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is November 17, 1995.


--------------------------------------------------------------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its regional offices located as follows: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C. 20549.

    The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-3, as amended, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the
Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission in Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission, upon the payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Except to the extent modified or superseded by information contained herein, the Company's Annual Report on Form 10-K for the year ended March 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995 and the Company's Form 8-A filed with the Commission on May 24, 1989, are hereby incorporated by reference in this Prospectus. Certain portions of the Joint Management Information Circular and Proxy Statement (the "Joint Proxy Statement") for the Company's annual stockholders' meeting to be held on November 20, 1995 are also incorporated by reference in this Prospectus. See "Recent Developments." Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Ronald Kisling, Director of International Finance, Symantec Corporation, 10201 Torre Avenue, Cupertino, CA 95014; telephone number (408) 253-9600.
                            ------------------------

    No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                  THE COMPANY

    The principal executive offices of the Company are located at 10201 Torre Avenue, Cupertino, California 95014 and its telephone number is (408) 253-9600.

                                  RISK FACTORS

    Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before exchanging their Exchangeable Shares for the shares of Common Stock offered hereby.

TAXABILITY OF THE EXCHANGE

    The exchange of Exchangeable Shares for shares of Symantec Common Stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange (redemption or exchange), the length of time that the Exchangeable Shares were held prior to exchange and the percentage of the total number of outstanding Exchangeable Shares held by Symantec immediately after the exchange. See "INCOME TAX CONSIDERATIONS."


    CANADIAN TAX CONSEQUENCES. On the exchange of an Exchangeable Share with Symantec for a share of Symantec Common Stock, a holder of an Exchangeable Share resident in Canada (as defined for Canadian tax purposes) and to whom the Exchangeable Shares are capital property will generally realize a capital gain (or a capital loss) under Canadian tax law equal to the amount by which the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share. For these purposes, the proceeds of disposition will be the fair market value of a share of Symantec Common Stock at the time of exchange plus the amount of all accrued but unpaid dividends on the Exchangeable Share received by the holder as part of the exchange consideration. On the redemption (including pursuant to a retraction) of an Exchangeable Share by Delrina, holders of Exchangeable Shares who are resident in Canada and to whom the Exchangeable Shares are capital property will generally be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital of the Exchangeable Share redeemed. The amount of any deemed dividend will be subject to the tax treatment accorded to dividends. On the redemption or retraction of an Exchangeable Share, the holder will also be considered to have disposed of the Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the shareholder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition of the Exchangeable Share.



    With respect to holders of Exchangeable Shares not resident in Canada (for Canadian tax purposes), such holders will not be subject to Canadian tax on the exchange of an Exchangeable Share for a share of Symantec Common Stock, except to the extent of a deemed dividend arising on a redemption of Exchangeable Shares by Delrina (including pursuant to a refraction), provided the Exchangeable Shares are not taxable Canadian property. The Exchangeable Shares will not be taxable Canadian property, provided that (a) such shares are listed on a prescribed stock exchange, (b) the holder does not use or hold, and is not deemed to use or hold, the Exchangeable Shares in connection with carrying on a business in Canada and (c) the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Delrina at any time within five years preceding the date in question.


    U.S. TAX CONSEQUENCES. In accordance with the tax laws of the United States, holders of Exchangeable Shares who are "United States persons" as defined for United States federal income tax purposes, will, except in limited circumstances, generally recognize gain or loss on the receipt of the shares of Symantec Common Stock in exchange for such Exchangeable Shares. The gain or loss will be equal to the difference between the fair market value of the shares of Symantec Common Stock at the time of the exchange and the United States holder's tax basis in the Exchangeable Shares. The gain or loss will generally be a capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, ordinary income may be recognized by the holder. A capital gain or loss will be a long-term capital gain or loss if the Exchangeable Shares (together with the pre-conversion Delrina Common Shares) have been held for more than one year at the time of the exchange. Under certain limited circumstances, the exchange by a United States holder of Exchangeable Shares for shares of Symantec Common Stock may be characterized as a tax-free exchange. In particular, an exchange of Exchangeable Shares for shares of Symantec Common Stock pursuant to the Redemption Call Right or Liquidation Call Right (each as defined below), or at a time when Symantec owns at least 80% of the issued and outstanding Exchangeable Shares, should constitute a tax-free exchange.

    HOLDERS OF EXCHANGEABLE SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OF THEIR EXCHANGEABLE SHARES FOR SYMANTEC COMMON STOCK.

    SEE "INCOME TAX CONSIDERATIONS."

DIFFERENCES IN CANADA AND U.S. TRADING MARKETS

    The Exchangeable Shares are conditionally approved for listing on the Toronto Stock Exchange and the shares of Symantec Common Stock issuable upon the exchange of Exchangeable Shares are approved for listing by the Nasdaq Stock Market. There is no current intention to list either the Exchangeable Shares or the shares of Symantec Common Stock on any other stock exchange in Canada or the United States. Therefore, the price at which the Exchangeable Shares will be traded will be based upon the market for such shares on the Toronto Stock Exchange and the price at which the shares of Symantec Common Stock will be traded will be based upon the market for such shares on the Nasdaq Stock Market. Although the Company believes that the market price of the Exchangeable Shares on the Toronto Stock Exchange and the market price of the Symantec Common Stock on the Nasdaq Stock Market will reflect essentially equivalent values, there can be no assurances that the market price of the Symantec Common Stock will be identical, or even similar, to the market price attributed to the Exchangeable Shares.

FOREIGN PROPERTY/QUALIFIED INVESTMENT


    The Exchangeable Shares, provided they are listed on a prescribed stock exchange in Canada (which currently includes the Toronto Stock Exchange) (a) will be qualified investments under the Income Tax Act (Canada) (the "Canadian Tax Act") for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans and (b) will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. The Symantec Common Stock, provided they remain listed on the Nasdaq Stock Market (or are listed on certain other stock exchanges) (a) will also be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, but (b) will be foreign property under the Canadian Tax Act.


                                USE OF PROCEEDS

    Because the shares of Symantec Common Stock will be issued upon exchange of the Exchangeable Shares, the Company will receive no net cash proceeds upon such issuance.

                     DESCRIPTION OF SYMANTEC SHARE CAPITAL

    The share capital of the Company is as described below.

SYMANTEC COMMON STOCK

    Shares of Symantec Common Stock have a par value of US$0.01 per share. The holders of Symantec Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by Symantec's Restated Certificate of Incorporation. The holders of Symantec Common Stock are entitled to receive such dividends as may be declared by the Symantec Board of Directors out of funds legally available therefor and are entitled upon any liquidation, dissolution or winding-up of Symantec to receive rateably the net assets of Symantec available for distribution. No pre-emptive rights, conversion rights, redemption rights or sinking fund provisions are applicable to the Symantec Common Stock, and there are no dividends in arrears on defaults.

SYMANTEC PREFERRED STOCK

    Shares of Symantec Preferred Stock have a par value of US$0.01 per share. One million shares of Preferred Stock are authorized, and no shares are issued and outstanding. The Symantec Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

SYMANTEC SPECIAL VOTING STOCK

    A single share of Symantec Special Voting Stock (the "Voting Share") has been authorized for issuance and a single share is outstanding having a par value of US$1.00 per share. Except as otherwise required by law or the Symantec Restated Certificate of Incorporation, the Voting Share possesses a number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by Symantec or any entity controlled by Symantec for the election of directors and on all other matters submitted to a vote of stockholders of Symantec. The holders of Symantec Common Stock and the holder of the Voting Share vote together as a single class on all matters, except as may be required by applicable law. In the event of any liquidation, dissolution or winding-up of Symantec, the holder of the Voting Share will not be entitled to receive any assets of Symantec available for distribution to its stockholders. The holder of the Voting Share is not entitled to receive dividends. Pursuant to the Combination Agreement, the Voting Share was issued to the Trustee appointed under the Voting and Exchange Trust Agreement. At such time as the Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by Symantec or an entity controlled by Symantec, and there are no shares of stock, debt, options or other agreements of Delrina that could give rise to the issuance of any Exchangeable Shares to any person (other than Symantec or an entity controlled by Symantec), the Voting Share will be cancelled.

                              PLAN OF DISTRIBUTION

EXCHANGEABLE SHARES

    Pursuant to the terms of a plan of arrangement (the "Plan of Arrangement") under section 182 of the Business Corporations Act (Ontario) (the "OBCA"), Delrina has undergone a reorganization of capital whereby, among other things, it authorized and issued 0.61 of an Exchangeable Share in exchange for each existing Delrina Common Share (other than Delrina Common Shares held by holders who properly exercised their rights of dissent and are ultimately entitled to be paid fair value for their shares) (the "Arrangement") at the effective time (the "Effective Time") of the combination of Delrina and Symantec (the "Combination").

    Symantec Common Stock may be issued to holders of Exchangeable Shares as follows: (i) holders of Exchangeable Shares may require at any time that such shares be exchanged for an equivalent number of shares of Symantec Common Stock. See "-- Procedures for Issuance of Symantec Common Stock -- Election by Holders to Exchange Exchangeable Shares;" (ii) Delrina or Symantec may redeem such Exchangeable Shares by exchanging therefor an equal number of shares of Symantec Common Stock. See "-- Procedures for Issuance of Symantec Common Stock -- Redemption of Exchangeable Shares;" and (iii) upon liquidation of Symantec or Delrina, holders of Exchangeable Shares may be required to, or may elect to, exchange such Exchangeable Shares for shares of

Symantec Common Stock. See "-- Procedures for Issuance of Symantec Common Stock -- Liquidation." No broker, dealer or underwriter has been engaged in connection with the offering of the Symantec Common Stock covered hereby.

PROCEDURES FOR ISSUANCE OF SYMANTEC COMMON STOCK

    ELECTION BY HOLDERS TO EXCHANGE EXCHANGEABLE SHARES. Holders of the Exchangeable Shares are entitled to retract (i.e. require Delrina to redeem) any or all such Exchangeable Shares owned by them and to receive an equivalent number of shares of Symantec Common Stock plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. Holders of the Exchangeable Shares may effect such retraction by presenting to Delrina or its transfer agent (i) the certificate or certificates representing the Exchangeable Shares the holder desires to retract, (ii) a duly executed statement specifying the number of Exchangeable Shares the holder wishes to retract and the business day upon which the holder desires to receive the Symantec Common Stock, which day must be between five and ten business days after the request is received by Delrina (the "Retraction Date"), and (iii) such other documents as may be required to effect the retraction of the Exchangeable Shares (the "Retraction Request").


    Upon receipt of the Exchangeable Shares, the Retraction Request and other required documentation, Delrina must immediately notify Symantec of such Retraction Request. Symantec will thereafter have two business days in which to exercise its overriding right (the "Retraction Call Right") to purchase all such Exchangeable Shares by the delivery of an equivalent number of shares of Symantec Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (the "Retraction Price") to the transfer agent for delivery to such holder on the Retraction Date. A holder of Exchangeable Shares may withdraw its Retraction Request by giving written notice to Delrina before the close of business on the business day immediately preceding the Retraction Date. A withdrawal of a Retraction Request will also revoke the Retraction Call Right of Symantec. In the event Symantec determines not to exercise its Retraction Call Right and provided that the Retraction Request is not revoked by the holder of the Exchangeable Shares, Delrina is obligated to deliver the Retraction Price to the holder by the Retraction Date. If only a part of the Exchangeable Shares represented by any certificate are redeemed, a new certificate for the balance of such Exchangeable Shares will be issued to the holder at Delrina's expense. Symantec intends to exercise its Retraction Call Right with respect to each Retraction Request. See "INCOME TAX CONSIDERATIONS." In the event Symantec is not able to exercise its Retraction Call Right, holders of Exchangeable Shares requesting retraction and exchange for Symantec Common Stock will very likely be subject to significantly increased tax liability on the exchange. See "INCOME TAX CONSIDERATIONS."


    REDEMPTION OF EXCHANGEABLE SHARES. Subject to applicable law and the Redemption Call Right of Symantec described below, seven years after the Effective Time or such later date as specified by the Delrina Board of Directors, or such earlier date as specified by the Delrina Board of Directors if there are fewer than 500,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Symantec and entities controlled by Symantec and subject to adjustments to such number of shares to reflect permitted changes to Exchangeable Shares) (the "Automatic Redemption Date"), Delrina must redeem all, but not less than all, of the then outstanding Exchangeable Shares in exchange for an equal number of shares of Symantec Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Shares (the "Redemption Price"). Notwithstanding any proposed redemption of the Exchangeable Shares by Delrina, Symantec will have the overriding right (the "Redemption Call Right") to purchase unilaterally on the Automatic Redemption Date all, but not less than all, of the outstanding Exchangeable Shares at the Redemption Price in exchange for one share of Symantec Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of declared and unpaid dividends on such Exchangeable Share.

    Delrina shall, at least 120 days before the Automatic Redemption Date, provide the registered holders of Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Delrina. On or after the Automatic Redemption Date, upon the holder's presentation and surrender of the certificates representing the Exchangeable Shares and such other documents as may be required at the office of the transfer agent or the registered office of Delrina, Delrina will deliver the Redemption Price to the holder at the address of the holder recorded in the securities register or by holding the Redemption Price for pick up by the holder at the registered office of Delrina or the office of the transfer agent as specified in the written notice.

    LIQUIDATION OF DELRINA. Upon the occurrence of a Delrina Insolvency Event (as described below), holders of the Exchangeable Shares have preferential rights to receive from Delrina one share of Symantec Common Stock for each Exchangeable Share they hold, plus an additional amount equivalent to the full amount of any declared and unpaid dividends on each such Exchangeable Share (the "Liquidation Amount"). In the event of a proposed Delrina Insolvency Event, Symantec has the right to purchase all of the outstanding Exchangeable Shares from the holders thereof at the effective time of any such liquidation, dissolution, or winding-up in exchange for the Liquidation Amount. A "Delrina Insolvency Event" is any insolvency or bankruptcy proceeding instituted by or against Delrina, including any such proceeding under the COMPANIES' CREDITORS ARRANGEMENT ACT (Canada) and the BANKRUPTCY AND INSOLVENCY ACT (Canada), the admission in writing by Delrina of its inability to pay its debts generally as they become due and the inability of Delrina, as a result of solvency requirements of applicable law, to redeem any Exchangeable Shares tendered for retraction.

    On or after the effective date of liquidation, dissolution or winding-up, and subject to the exercise by Symantec of its right (the "Liquidation Call Right") to purchase the Exchangeable Shares in exchange for the Liquidation Amount, a holder of Exchangeable Shares has two options. The holder may surrender certificates representing such Exchangeable Shares, together with such other documents as may be required, to Delrina's registered office or the office of the transfer agent. Upon receipt of the certificates and other documents, Delrina will deliver the Liquidation Amount to such holder at the address recorded in the securities register or by holding the Liquidation Amount for pick up by the holder at Delrina's registered office or the office of the transfer agent, as specified by Delrina in a notice to such holders. The second alternative is that the holder may exercise its exchange right by requiring Symantec to purchase the Exchangeable Shares in exchange for the Liquidation Amount and delivering to The R-M Trust Company, as trustee, (i) the certificates, duly endorsed in blank, (ii) a duly completed form of notice of exercise of such exchange right, which is contained on the reverse of, or attached to, the Exchangeable Share certificates and (iii) any other required documents.

    LIQUIDATION OF SYMANTEC. Upon the occurrence of a Symantec Liquidation Event (as described below), in order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of Symantec Common Stock, each holder of Exchangeable Shares will automatically receive in exchange therefor an equivalent number of shares of Symantec Common Stock, plus an additional amount equivalent to the full amount of any declared and unpaid dividends on such Exchangeable Shares. A "Symantec Liquidation Event" means (i) any determination by Symantec's Board of Directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to Symantec or to effect any other distribution of assets of Symantec among its stockholders for the purpose of winding up its affairs; or (ii) immediately upon the earlier of (A) receipt by Symantec of notice of, and (B) Symantec becoming aware of any threatened or instituted claim, suit or proceedings with respect to the involuntary liquidation, dissolution or winding-up of Symantec or to effect any other distribution of assets of Symantec among its stockholders for the purpose of winding up its affairs.

    To effect the automatic exchange of Exchangeable Shares for shares of Symantec Common Stock, Symantec will deem each Exchangeable Share to be exchanged for the Liquidation Amount on the fifth business day prior to the effective date of the Symantec Liquidation Event. Upon a holder's request and surrender of Exchangeable Share certificates, duly endorsed in blank and accompanied by such instruments of transfer as Symantec may reasonably require, Symantec will deliver to such holder, certificates representing an equivalent number of shares of Symantec Common Stock.

                           INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Osler, Hoskin & Harcourt, counsel for Delrina, the following is a summary of the principal Canadian federal income tax considerations generally applicable to Delrina shareholders who, for purposes of the Canadian Tax Act, hold their Exchangeable Shares and will hold their shares of Symantec Common Stock as capital property and deal at arm's length with Delrina and Symantec. This summary does not apply to a holder with respect to whom Symantec is a foreign affiliate within the meaning of the Canadian Tax Act.

    Certain recent  amendments  to the  Canadian  Tax Act  (the  "mark-to-market rules") relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will deem such financial institutions not to hold their Exchangeable Shares and shares of Symantec Common Stock as capital property for purposes of the Canadian Tax Act. Shareholders that are financial institutions should consult their own tax advisors to determine the tax consequences to them of the application of the mark-to-market rules. In addition, all shareholders should consult their own tax advisors as to whether, as a matter of fact, they hold their Exchangeable Shares and will hold their shares of Symantec Common Stock as capital property for purposes of the Canadian Tax Act.


    This summary is based on the current provisions of the Canadian Tax Act, the Regulations thereunder, the current provisions of the Canada-United States Income Tax Convention (the "Tax Treaty"), the third Protocol amending the Tax Treaty ratified November 9, 1995 (the "Protocol") and counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary takes into account the amendments to the Canadian Tax Act and Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form, subject to counsel's understanding of certain modifications thereto confirmed by the Department of Finance. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all.


    Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

    WHILE THIS SUMMARY IS INTENDED TO ADDRESS ALL PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. THEREFORE, SUCH HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES. NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM REVENUE CANADA TO CONFIRM THE TAX CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

    For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Symantec Common Stock, including dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

SHAREHOLDERS RESIDENT IN CANADA

    The following portion of the summary is applicable to holders of Exchangeable Shares who exchange such shares for shares of Symantec Common Stock and who, for purposes of the Canadian Tax Act, are resident or deemed to be resident in Canada.

REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES.

    On the redemption (including a retraction) of an Exchangeable Share by Delrina, the holder of an Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at the time of the redemption of the share of Symantec Common Stock received by the shareholder from Delrina on the redemption plus the amount, if any, of all accrued but unpaid dividends on the Exchangeable Share) exceeds the paid-up capital at that time of the Exchangeable Share so redeemed. The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends as described below. On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the shareholder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition of the Exchangeable Share. In the case of a shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

    On the exchange of an Exchangeable Share by the holder thereof with Symantec for a share of Symantec Common Stock, the holder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share. For these purposes, the proceeds of disposition will be the fair market value of a share of Symantec Common Stock at the time of exchange plus the amount of all accrued but unpaid dividends on the Exchangeable Share received by the holder as part of the exchange consideration.

    Three-quarters of any such capital gain (the "taxable capital gain") will be included in the shareholder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years.

    A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends or deemed dividends deductible in computing taxable income). This new tax will apply to taxation years that end after June 1995 and will be pro-rated for taxation years that begin before July 1995 and end after June 1995.

    If the holder of an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Exchangeable Share may be reduced by the amount of dividends received or deemed to have been received by it on such share or on the Delrina Common Shares previously owned by such holder, to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares.

    The cost base of a share of Symantec Common Stock received on the retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of the share of Symantec Common Stock at the time of such event.

    Because of the existence of the Retraction Call Right, a holder exercising the right of retraction in respect of an Exchangeable Share cannot control whether such holder will receive a share of Symantec

Common Stock by way of redemption of the Exchangeable Share by Delrina or by way of purchase of the Exchangeable Share by Symantec. As described above, the Canadian federal income tax consequences of a redemption differ from those of a purchase. However a holder who exercises the right of retraction will be notified if the Retraction Call Right will not be exercised by Symantec, and if such holder does not wish to proceed, such holder may cancel the notice of retraction and retain such holder's Exchangeable Share.

    DIVIDENDS ON EXCHANGEABLE SHARES. In the case of a shareholder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

    The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Delrina will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends paid or deemed to be paid on the Exchangeable Shares. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

    If Symantec or any person with whom Symantec does not deal at arm's length is a "specified financial institution" under the Canadian Tax Act at a point in time that a dividend is paid on an Exchangeable Share, then, subject to the exemption described below, dividends received or deemed to be received by a shareholder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. Such dividend will not be subject to tax under Part IV of the Canadian Tax Act. A corporation will generally be a specified financial institution for these purposes if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, and corporations controlled by or related to such entities. Symantec has informed counsel that it is of the view that neither it nor any person with whom it does not deal at arm's length is a specified financial institution at the current time but there can be no assurances that this status will not change prior to any dividend which is received or deemed to be received by a corporate shareholder.

    This denial of the dividend deduction for a corporate shareholder will not in any event apply if at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the Toronto Stock Exchange (the "TSE")), Symantec controls Delrina, and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive dividends on more than 10% of the issued and outstanding Exchangeable Shares.

    Subject to the foregoing, in the case of a shareholder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the Exchangeable Shares will normally be deductible in computing its taxable income.

    In the case of a shareholder that is a specified financial institution, such a dividend will be deductible in computing its taxable income only if either:

    (i) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or

    (ii) at the time of the receipt of the dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

    A shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

    DIVIDENDS ON SYMANTEC COMMON STOCK. Dividends on Symantec Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A corporation which is a shareholder will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

    DISPOSITION OF SYMANTEC COMMON STOCK. A disposition or deemed disposition of a share of Symantec Common Stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the share of Symantec Common Stock.

FOREIGN PROPERTY/QUALIFIED INVESTMENT

    The Exchangeable Shares, provided they are listed on a prescribed stock exchange in Canada (which currently includes the Toronto Stock Exchange) (a) will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans and (b) will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. The Symantec Common Stock, provided they remain listed on the Nasdaq Stock Market (or are listed on certain other stock exchanges) (a) will also be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, but (b) will be foreign property under the Canadian Tax Act.

SHAREHOLDERS NOT RESIDENT IN CANADA

    The following portion of the summary is applicable to holders of Exchangeable Shares who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Exchangeable Shares or shares of Symantec Common Stock and to whom such shares are not taxable Canadian property and in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, the shares are not effectively connected with its Canadian insurance business.

    Generally, Exchangeable Shares and shares of Symantec Common Stock will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE and the Nasdaq National Market (the "NNM")), the holder does not use or hold, and is not deemed to use or hold, the Exchangeable Shares or the shares of Symantec Common Stock, as applicable, in connection with carrying on a business in Canada and the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Delrina or Symantec at any time within five years preceding the date in question. In the case of Symantec, even if the holder exceeds the 25% threshold with respect to shares of Symantec Common Stock referred to in the preceding sentence, the shares of Symantec Common Stock may not be taxable Canadian property; such holders should consult their own tax advisors to determine whether their shares of Symantec Common Stock constitute taxable Canadian property. Delrina has applied for the listing of the Exchangeable Shares on the TSE and Symantec has indicated that it intends to use its best efforts to cause Delrina to maintain such listing.

    A holder of Exchangeable Shares will not be subject to tax under the Canadian Tax Act on the exchange of an Exchangeable Share for a share of Symantec Common Stock, except to the extent the exchange gives rise to a deemed dividend, or on the sale or other disposition of a share of Symantec Common Stock. A holder whose Exchangeable Shares are redeemed (either under Delrina's redemption right or pursuant to the holder's retraction rights) will be deemed to receive a dividend as described above for shareholders resident in Canada, which deemed dividend will be subject to withholding tax as described in the following paragraph.

    Dividends paid or deemed to be paid on the Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO DELRINA SHAREHOLDERS

    In the opinion of Skadden, Arps, Slate, Meagher & Flom, United States counsel to Delrina ("U.S. Counsel"), the following is a summary of the material United States federal income tax considerations generally applicable to holders of Exchangeable Shares that are "United States persons" as defined for United States federal income tax purposes and that hold their Exchangeable Shares as capital assets ("United States Holders"), including the receipt and ownership of shares of Symantec Common Stock received in exchange for Exchangeable Shares. For United States federal income tax purposes, "United States persons" are United States citizens or residents, corporations or partnerships organized under the laws of the United States or any state thereof, and any estate or trust subject to United States federal income tax on its income regardless of source.


    This summary is based on United States federal tax law in effect as of the date of this Registration Statement. No statutory, judicial, or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the Exchangeable Shares, the Voting Rights, the Exchange Rights and the Call Rights. Consequently (as discussed more fully below), the United States federal income tax treatment of the exchange of Exchangeable Shares for shares of Symantec Common Stock is not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service ("IRS") regarding the tax consequences of any of the transactions described herein.


    This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to particular United States Holders. In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the receipt and ownership of the Exchangeable Shares or shares of Symantec Common Stock.

    UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE RECEIPT AND OWNERSHIP OF EXCHANGEABLE SHARES, VOTING RIGHTS, EXCHANGE RIGHTS AND SHARES OF SYMANTEC COMMON STOCK.


EXCHANGE OF EXCHANGEABLE SHARES



    In the opinion of U.S. Counsel, although not free from doubt and subject to certain exceptions described below, a United States Holder that exercises such holder's rights to exchange the Exchangeable Shares for shares of Symantec Common Stock generally will recognize gain or loss on the receipt of the shares of Symantec Common Stock in exchange for such Exchangeable Shares. Such gain or loss will be equal to the difference between the fair market value of the shares of Symantec Common Stock at the time of the exchange and the United States Holder's tax basis in the Exchangeable Shares exchanged therefor. The gain or loss will be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, ordinary income may be recognized by the holder thereof. Capital gain or loss will be long-term capital gain or loss if the Exchangeable Shares (together with the pre-conversion Delrina Common Shares) have been held for more than one year at the time of the exchange. The United States Holder will take as such holder's tax basis in the shares of Symantec Common Stock the fair market value of the shares of Symantec Common Stock at the time of the exchange. The holding period of the shares of Symantec Common Stock received by the United States Holder in the exchange will begin on the day after the United States Holder receives the shares of Symantec Common Stock.


    Given the likelihood of the recognition of gain or loss upon the exchange of Exchangeable Shares for shares of Symantec Common Stock, United States Holders may wish to consider delaying such exchange until such time as they intend to dispose of the shares of Symantec Common Stock receivable in exchange for their Exchangeable Shares or (as discussed below) until such time that Symantec owns at least 80 percent of all the then issued and outstanding Exchangeable Shares.



    In the opinion of U.S. Counsel, and although not free from doubt, under certain limited circumstances, the exchange by a United States Holder of Exchangeable Shares for shares of Symantec Common Stock should be characterized as a tax-free exchange. First, an exchange of Exchangeable Shares for shares of Symantec Common Stock should be characterized as a tax-free exchange if, at the time of such exchange, (i) at least 80 percent of the then outstanding Exchangeable Shares are held by Symantec and (ii) in such exchange, Symantec, rather than Delrina, acquires the Exchangeable Shares in exchange for shares of Symantec Common Stock pursuant to the exercise of its Call Rights. In addition, a United States Holder that receives shares of Symantec Common Stock from Symantec upon the exercise by Symantec of the Redemption Call Right or the Liquidation Call Right generally should be entitled to nonrecognition treatment with respect to the exchange. There is, however, no direct authority addressing the proper treatment of the exchange of Exchangeable Shares for shares of Symantec Common Stock in any of the situations for United States Federal income tax purposes and therefore the tax results of such an exchange are subject to significant uncertainty. Accordingly, there can be no assurance that the IRS would not challenge the status of the exchange as a tax-free exchange in such situations or that, if challenged, a court would not agree with the IRS. Moreover, in either case, the exchange would not be tax free unless certain other requirements are satisfied, which, in turn, will depend upon facts and circumstances existing at the time of the exchange and cannot be accurately predicted as of the date of this Registration Statement. If such exchange did qualify as a tax-free exchange, a United States Holder would take as such holder's tax basis in the shares of Symantec Common Stock such holder's tax basis in the Exchangeable Shares exchanged therefor. The holding period of the shares of Symantec Common Stock received by a United States Holder should include the holding period of the Exchangeable Shares exchanged therefor, which, in turn, should include the holding period of the Delrina Common Shares converted pursuant to the Combination Agreement and the Plan of Arrangement, provided that such Delrina Common Shares and Exchangeable Shares have been held as capital assets immediately prior to the Arrangement and the subsequent exchange, respectively.


    For United States federal income tax purposes, gain realized on the exchange of Exchangeable Shares for shares of Symantec Common Stock generally will be treated as United States source gain, except that, under the terms of the Tax Treaty, such gain may be treated as sourced in Canada. Any Canadian tax imposed on the exchange will be available as a credit against United States federal income taxes, subject to applicable limitations. A United States Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

DISTRIBUTIONS ON THE EXCHANGEABLE SHARES

    A United States Holder of Exchangeable Shares generally will be required to include in gross income as ordinary income dividends paid on the Exchangeable Shares to the extent paid out of the earnings and profits of Delrina, as determined under United States federal income tax principles. Such dividends generally will be treated as foreign source dividend income. Under the current Tax

Treaty, such distributions will be subject to Canadian withholding tax at a maximum rate of 15 percent. Subject to certain limitations of United States federal income tax law, a United States Holder should generally be entitled to either a credit against such holder's United States federal income tax liability or a deduction in computing United States taxable income for Canadian income taxes withheld from distributions with respect to the Exchangeable Shares.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

    For United States federal income tax purposes, Delrina generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either (i) 75 percent or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50 percent or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing tests, all or some of the assets and gross income of Delrina's subsidiaries will be at tributed to Delrina.

    While there can be no assurance with respect to the classification of Delrina as a PFIC, Delrina believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Arrangement. Currently, Delrina and Symantec intend to endeavor to cause Delrina to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change.

    For purposes of applying the 50 percent asset test following the Arrangement, Delrina's assets must be measured by their adjusted tax bases (as calculated in order to compute earnings and profits for United States federal income tax purposes) instead of by value, subject to certain adjustments. As a result, it is possible that Delrina will be a PFIC for taxable years ending after the Arrangement even though less than 50 percent of Delrina's assets (measured by the fair market value of such assets) do not constitute passive assets. After the Arrangement, Delrina intends to monitor its status regularly, and promptly following the end of each taxable year Delrina will notify United States Holders of Exchangeable Shares if it believes that Delrina was a PFIC for that taxable year.

    Although the matter is not free from doubt, if Delrina is a PFIC following the Arrangement during a United States Holder's holding period for such holder's Exchangeable Shares, and the United States Holder does not make a QEF Election, then (i) the United States Holder would be required to allocate income recognized upon receiving certain excess dividends with respect to, and gain recognized upon the disposition of, such United States Holder's Exchangeable Shares (including upon the exchange of Exchangeable Shares for shares of Symantec Common Stock) ratably over the United States Holder's holding period for such Exchangeable Shares, (ii) the amount allocated to each year other than
(x) the year of the excess dividend payment or disposition of the Exchangeable Shares or (y) any year prior to the beginning of the first taxable year of Delrina for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax was allocated), and (iii) gain recognized upon the disposition of the Exchangeable Shares would be taxable as ordinary income.

    If a United States Holder makes a QEF Election, then the United States Holder generally will be currently taxable on such holder's pro rata share of Delrina's ordinary earnings and net capital gains (at ordinary income and capital gains rates respectively) for each taxable year of Delrina in which Delrina is classified as a PFIC, even if no dividend distributions are received by such United States Holder, unless such United States Holder makes an election to defer such taxes. If Delrina believes that it was a PFIC for a taxable year, it will provide United States Holders of Exchangeable Shares with information sufficient to allow such holders to make a QEF Election and report and pay any current or deferred taxes due with respect to their pro rata shares of Delrina's ordinary earnings and profits and net capital gains for such taxable year. United States Holders should consult their tax advisors concerning the merits and mechanics of making a QEF Election and other relevant tax considerations if Delrina is a PFIC for any taxable year.

    The foregoing summary of the possible application of the PFIC rules to Delrina and the United States Holders of Exchangeable Shares is only a summary of certain material aspects of those rules. Because the United States federal tax consequences to a United States Holder of Exchangeable Shares under the PFIC provisions are significant, United States Holders of Exchangeable Shares are urged to discuss those consequences with their tax advisors.

SHAREHOLDERS NOT RESIDENT IN OR CITIZENS OF THE UNITED STATES

    The following summary is applicable to holders of Exchangeable Shares that are not United States Holders ("non-United States Holders").


    A non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the sale or exchange of the Exchangeable Shares, or on the receipt or sale of shares of Symantec Common Stock unless such gain is effectively connected with a United States trade or business or, in the case of a United States Alien Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or exchange, and certain other requirements are met.


    Dividends received by a non-United States Holder with respect to the Exchangeable Shares should not be subject to United States withholding tax, and Delrina and Symantec do not intend that Delrina or Symantec will withhold any amounts in respect of such tax from such dividends. There is some possibility, however, that the IRS may assert that United States withholding tax is payable with respect to dividends paid on the Exchangeable Shares to non-United States Holders. In such case, holders of Exchangeable Shares could be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (15 percent on dividends paid to residents of Canada under the Tax Treaty).

    Dividends received by a non-United States Holder with respect to the Symantec Common Stock generally will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty (15 percent on dividends paid to residents of Canada under the Tax Treaty).

                              RECENT DEVELOPMENTS

    The financial statements of Delrina at June 30, 1994 and 1995 and for each of the three fiscal years in the period ended June 30, 1995, and the accompanying notes, are incorporated herein by reference to "Delrina Financial Statements" at pages F-1 through F-16 of the Joint Proxy Statement. Unaudited pro forma combined financial statements and accompanying notes for the Company and Delrina are incorporated herein by reference to "Pro Forma Financial Information" at pages 15 through 21 of the Joint Proxy Statement.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West, Two Palo Alto Square, Palo Alto, California 94306.

                                    EXPERTS

    The consolidated financial statements of Delrina incorporated by reference herein have been audited by Price Waterhouse, Chartered Accountants, independent auditors, as set forth in their report incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Symantec incorporated by reference herein as of March 31, 1995 and 1994 and for each of the three years in the period ended March 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein which, as to fiscal 1993 is based in part on the report of KPMG Peat Marwick LLP, independent accountants, as it relates to Fifth Generation Systems, Inc.'s consolidated financial statements for the year ended December 31, 1992, which are included in the Company's Annual Report on Form 10-K for the year ended March 31, 1995. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. The report of Ernst & Young LLP insofar as it relates to amounts included for Fifth Generation is based solely upon the report of KPMG Peat Marwick LLP. The report of KPMG Peat Marwick LLP referred to above contains an explanatory paragraph that states that Fifth Generations' recurring losses and maturity of long term debt raise substantial doubt about Fifth Generations' ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              SYMANTEC CORPORATION

                              14,363,106 Shares of
                                  Common Stock

                              --------------------

                                   PROSPECTUS
                              --------------------

----------------------------------------------------------------------
----------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The estimated expenses to be paid by the Registrant in connection with this offering are as follows:


Securities and Exchange Commission registration fee. . . . . . . . . . $36,790
Accounting fees and expenses . . . . . . . . . . . . . . . . . . . . .  25,000
Legal fees and expenses. . . . . . . . . . . . . . . . . . . . . . . .  15,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3,210
                                                                       -------
 Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $80,000
                                                                       -------
                                                                       -------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. The Registrant also maintains a limited amount of director and officer insurance. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, officers and employees, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;
(ii) the Registrant is required to advance expenses, as incurred, to such directors, officers and employees in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (iv) the Registrant is required to maintain director and officer liability insurance to the extent reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

   The Registrant's policy is to enter into indemnity agreements with each of its directors and officers that provide the maximum indemnity allowed to directors by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, the indemnity agreements provide that directors and officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors and officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. No indemnity will be provided, however, to any director or officer on account of conduct that is adjudicated to be knowingly fraudulent, deliberately dishonest or willful misconduct. The indemnity agreements also provide that no indemnification will be available if a final court adjudication determines that such indemnification is not lawful, or in respect of any accounting of profits made from the purchase or sale of securities of the Registrant in violation of
Section 16(b) of the Exchange Act.

   The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act.

ITEM 16. EXHIBITS.

   The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT
NUMBER                      EXHIBIT TITLE
-------                     -------------

4.01     --  Form of Restated Certificate of Incorporation of the Registrant
             (incorporated herein by reference to Annex G to the Joint Proxy Statement originally filed on August 18, 1995).

4.02     --  Bylaws of the Registrant (incorporated herein by reference to
             Exhibit 3.02 of the Registrant's Registration Statement on
             Form S-1, Registration No. 33-28655 originally filed on May 19,
             1989).

4.03     --  Section 9 of the Note Purchase Agreement dated April 2, 1993, by and among the Registrant and Morgan Guaranty Trust Company, as Trustee of a Commingled Pension Trust Fund, J.P. Morgan Investment Management Inc., as Investment Manager for an Institutional Investor, and The Northwestern Mutual Life Insurance Company (incorporated herein by reference to Exhibit 4.04 on Form 10-K for the fiscal year ended April 2,
             1993).

4.04     --  Section 2 of the Registration Rights Agreement dated June 2,
             1993, by and among the Registrant, Edison Venture Fund II, L.P. and Edison Venture Fund II-PA, L.P. (incorporated herein by reference to Exhibit 10.31 on Form 10-Q for the fiscal quarter ended July 2, 1993).

5.01     --  Opinion of Fenwick & West regarding the legality of the securities being issued.

5.02     --  Opinion of Skadden, Arps, Slate, Meagher & Flom

5.03     --  Opinion of Osler, Hoskin & Harcourt

23.01    --  Consent of Ernst & Young LLP, independent auditors.

23.02    --  Consent of KPMG Peat Marwick LLP.

23.03    --  Consent of Price Waterhouse, Chartered Accountants.

23.04    --  Consent of Fenwick & West (included in Exhibit 5.02).

23.05    --  Consent of Skadden, Arps, Slate, Meagher & Flom (included in
             Exhibit 5.02)

23.06    --  Consent of Osler, Hoskin & Harcourt (included in Exhibit 5.03)

24.01    --  Power of Attorney (see page II-4).

____________________

ITEM 17. UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


           [THE REST OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on the 16th day of November, 1995.


                              SYMANTEC CORPORATION


             By:  /s/ Robert R.B. Dykes
                ----------------------------------------------------
                 Robert R.B. Dykes, Executive Vice President,
                  Worldwide Operations and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                       TITLE                       DATE
------------------------       ---------------------        ----------------

CHIEF EXECUTIVE OFFICER:

           *                   President, Chief Executive   November 16, 1995
---------------------------    Officer and Director
Gordon E. Eubanks, Jr.

CHIEF FINANCIAL OFFICER:

/s/ Robert R.B. Dykes          Executive Vice President/    November 16, 1995
---------------------------    Worldwide Operations
Robert R. B. Dykes             & Chief Financial Officer

CHIEF ACCOUNTING
OFFICER:

           *                   Vice President/Finance and   November 16, 1995
---------------------------    Chief Accounting Officer
Howard A. Bain III

ADDITIONAL DIRECTORS:

           *                   Chairman of the Board        November 16, 1995
---------------------------
Carl D. Carman

           *                   Director                     November 16, 1995
---------------------------
Charles M. Boesenberg

           *                   Director                     November 16, 1995
---------------------------
Walter W. Bregman

           *                   Director                     November 16, 1995
---------------------------
Robert S. Miller


           *                   Director                     November 16, 1995
---------------------------
Leslie L. Vadasz



*By:    /s/ Robert R. B. Dykes
    ------------------------------
          Robert R. B. Dykes
           Attorney-in-fact

                                  EXHIBIT INDEX


Document                                                                   Page
--------                                                                   ----

4.01     --  Form of Restated Certificate of Incorporation of
             the Registrant (incorporated herein by reference to Annex G to the Joint Proxy Statement originally filed on August 18, 1995).

4.02     --  Bylaws of the Registrant (incorporated herein by
             reference to Exhibit 3.02 of the Registrant's Registration Statement on Form S-1, Registration No. 33-28655 originally filed on May 19, 1989).

4.03     --  Section 9 of the Note Purchase Agreement dated
             April 2, 1993, by and among the Registrant and Morgan Guaranty Trust Company, as Trustee of a Commingled Pension Trust Fund, J.P. Morgan Investment Management Inc., as Investment Manager for an Institutional Investor, and The Northwestern Mutual Life Insurance Company (incorporated herein by reference to Exhibit 4.04 on Form 10-K for the fiscal year ended April 2,
             1993).

4.04     --  Section 2 of the Registration Rights Agreement
             dated June 2, 1993, by and among the Registrant, Edison Venture Fund II, L.P. and Edison Venture Fund II-PA, L.P. (incorporated herein by reference to Exhibit 10.31 on Form 10-Q for the fiscal quarter ended July 2, 1993).

5.01     --  Opinion of Fenwick & West regarding the legality
             of the securities being issued.

5.02     --  Opinion of Skadden, Arps, Slate, Meagher & Flom

5.03     --  Opinion of Osler, Hoskin & Harcourt

23.01    --  Consent of Ernst & Young LLP, independent auditors.

23.02    --  Consent of KPMG Peat Marwick LLP.

23.03    --  Consent of Price Waterhouse, Chartered Accountants.

23.04    --  Consent of Fenwick & West (included in Exhibit 5.02).

23.05    --  Consent of Skadden, Arps, Slate, Meagher & Flom (included in
             Exhibit 5.02)

23.06    --  Consent of Osler, Hoskin & Harcourt (included in Exhibit 5.03)

24.01    --  Power of Attorney (see page II-4).